Exhibit (h)(3)


            SUB-ADMINISTRATIVE AND TRUST ACCOUNTING AGENCY AGREEMENT

     THIS AGREEMENT is made as of May 5, 2005 by and among BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "SUB-ADMINISTRATOR"), BURNHAM ASSET MANAGEMENT CORP. (the "ADMINISTRATOR") and BURNHAM INVESTOR TRUST, a Delaware statutory trust (the "TRUST"), on behalf of each of its series listed on APPENDIX A hereto, as it may be amended from time to time (each series, a "FUND"). This Agreement shall be effective as of June 1, 2005.

                                   WITNESSETH:

     WHEREAS, the Trust desires to retain the Sub-Administrator to render certain services to the Funds, and the Sub-Administrator is willing to render such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF SUB-ADMINISTRATOR. The Trust and the Administrator hereby employ and appoint the Sub-Administrator to act as the Funds' sub-administrative and fund accounting agent on the terms set forth in this Agreement, and the Sub-Administrator accepts such appointment.

2. DELIVERY OF DOCUMENTS. The Trust will:

          2.1 Furnish the Sub-Administrator with properly certified or authenticated copies of resolutions of the Trust's Board of Trustees authorizing the appointment of the Sub-Administrator as sub-administrator and fund accounting agent of each Fund and approving this Agreement;

          2.2 Provide the Sub-Administrator with any other documents or resolutions (including but not limited to directions or resolutions of the Trust's Board of Trustees) which relate to or affect the Sub-Administrator's performance of its duties hereunder or which the Sub-Administrator may at any time reasonably request; and

          2.3 Notify the Sub-Administrator promptly of any matter affecting the performance by the Sub-Administrator of its services under this Agreement.

3. DUTIES AS SUB-ADMINISTRATOR. Subject to the supervision and direction of the Trust's Board of Trustees, the Sub-Administrator will perform the following administrative services:

     3.1 Maintain office facilities for each Fund, which may be in the offices of the Sub-Administrator or a corporate affiliate of the Sub-Administrator;

     3.2 Perform all functions ordinarily performed by the office of a corporate treasurer, and furnish the services and facilities ordinarily incident thereto as described in APPENDIX B to this Agreement under the headings entitled "Treasurer Support Services" and "Tax Services";


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     3.3 Perform the functions ordinarily performed by a mutual fund group's internal legal department as described in APPENDIX B to this Agreement under the headings entitled "Corporate Secretarial Services", "Regulatory Services" and "Consultative Services", furnishing data processing services, clerical services and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

     3.4 Assist the Trust's investment adviser (the "ADVISER"), at the Adviser's request, in developing parameters and monitoring compliance for the Trust, which will include, among other matters, assisting the Adviser in monitoring compliance with the Funds' investment objectives, policies and restrictions and tax matters as applicable to registered investment companies and applicable laws and regulations and performing certain monthly compliance tests, to the extent relevant information is available to the Sub-Administrator in the performance of its functions as the Funds' net asset value calculation agent as further described in APPENDIX B to this Agreement under the heading "Compliance Services";

     3.5 Assist the Trust's Treasurer in preparing the Funds' performance analysis reports (including yield and total return information) calculated in accordance with applicable U.S. securities laws and in reporting to external databases such information as may reasonably be requested;

     3.6 Select and monitor an independent service supplier to provide for reasonable and necessary monitoring of compliance with the securities regulations of the fifty states and other jurisdictions of the United States on such terms as the Trust may direct, or in the absence of such direction, as the Sub-Administrator shall reasonably deem appropriate, PROVIDED, HOWEVER, that such arrangement shall require that such service supplier act with reasonable care in the discharge of its duties. The Sub-Administrator shall deliver to the Trust, or cause to be delivered to the Trust, regular reports and notices with respect to blue sky compliance and shall be responsible to use reasonable efforts to enforce the terms of the agreement with the service supplier on the Trust's behalf. The Trust shall be responsible to provide copies of its prospectus and other relevant documents and information relating to the Funds as may be reasonably required for the performance of state securities law compliance; and

     3.7 Assist the Trust's officers and Adviser in such other matters as the Trust and the Sub-Administrator shall from time to time agree.

     In performing its duties and obligations hereunder, the Sub-Administrator will act in accordance with the Trust's Certificate of Trust, Declaration of Trust, By-laws and Prospectus and Proper Instructions (as defined in Section 9). It is agreed and understood, however, that the Sub-Administrator shall not be responsible for compliance of a Fund's investments with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund's failure to comply with said documents, laws or regulations or the Fund's failure or inability to correct any non-compliance therewith.

4. DUTIES AS FUND ACCOUNTING AGENT. Subject to the supervision and direction of the Trust's Board of Trustees, the Sub-Administrator will perform the following fund accounting services:


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     4.1 Compute and determine the net asset value per share of the Fund as of the close of business on the New York Stock Exchange on each day on which such Exchange is open, unless otherwise directed by Proper Instruction. Such computation and determination shall be made in accordance with the provisions of the Trust's Declaration of Trust and By-Laws, as they may from time to time be amended and delivered to the Sub-Administrator, the votes of the Trust's Board of Trustees at the time in force and applicable, as they may from time to time be delivered to the Sub-Administrator, the Fund's current prospectus and statement of additional information and Proper Instructions (as defined below), including without limitation any information:

          4.1.1 as to accrual of liabilities of the Fund and as to liabilities of the Fund not appearing on the books of account kept by the Sub-Administrator;

          4.1.2 as to the existence, status and proper treatment of reserves, if any, authorized by the Trust;

          4.1.3 as to the sources of quotations to be used in computing the net asset value, including those listed in APPENDIX C hereto;

          4.1.4 as to the fair value to be assigned to any securities or other property for which price quotations are not readily available;

          4.1.5 as to the sources of information with respect to "corporate actions" affecting portfolio securities of a Fund, including those listed in APPENDIX C. (Information as to "corporate actions" shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof); and

          4.1.6 as to the use a particular source for the valuation of a specific security or other property of the Fund.

     4.2 Compute and determine the net asset value as of such other times as the Trust's Board of Trustees from time to time may reasonably request; and

     4.3 Provide the Adviser with written reports which the Adviser will use to verify that portfolio transactions have been recorded in accordance with the Trust's instructions and reconcile with the Fund's trading records on each day that the Sub-Administrator shall compute the net asset value per share of the Fund.

     Notwithstanding anything in this Agreement to the contrary, the Sub-Administrator shall not be responsible for the failure of the Trust or its Adviser to provide the Sub-Administrator with Proper Instructions regarding liabilities which ought to be included in the calculation of the Fund's net asset value.

5. BOOKS AND RECORDS. The Sub-Administrator shall create, maintain and retain the records created by the Sub-Administrator relating to its obligations under this Agreement as are required to be created, maintained and retained by applicable law, including without limitation, the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; PROVIDED, HOWEVER, that all obligations of the Trust to retain such other records under the Investment Company Act of 1940, as amended, shall remain the obligation of the Trust and such obligation is not hereby delegated in anyway to the Sub-Administrator. All such records shall be property of the Trust. The Sub-Administrator shall make available to the Trust, its auditors, counsel, agents and employees, upon reasonable request and during normal business hours, all such records.


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6. EXPENSES AND COMPENSATION. For the services to be rendered and the facilities to be furnished by the Sub-Administrator as provided for in this Agreement, the Fund or the Administrator, as the case may be, shall pay the Sub-Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule in effect on the date hereof and attached hereto as Appendix D and as may from time to time be amended in writing by the Trust, the Administrator and the Sub-Administrator. In addition to such fee, the Sub-Administrator shall bill the Fund or the Administrator, as the case may be, separately for any out-of-pocket disbursements of the Sub-Administrator based on an out-of-pocket schedule in effect on the date hereof and attached hereto as APPENDIX D and as may from time to time be amended in writing by the Trust, the Administrator and the Sub-Administrator. The foregoing fees and disbursements shall be billed to the Fund or the Administrator, as the case may be, by the Sub-Administrator and shall be paid promptly by wire transfer or other appropriate means to the Sub-Administrator. The Administrator shall have no liability for the fees and expenses to be borne by the Fund and the Fund shall have no liability for the fees and expenses to be borne by the Administrator, each as set forth in the fee schedule.

7. STANDARD OF CARE. The Sub-Administrator shall be held only to the exercise of reasonable care, prudence and diligence in carrying out the provisions of this Agreement, provided that the Sub-Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. LIMITATION OF LIABILITY. The Sub-Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on APPENDIX C), to the extent that such failures or delays are beyond the reasonable control of the Sub-Administrator. The Sub-Administrator shall also incur no liability under this Agreement if the Sub-Administrator or any agent or entity utilized by the Sub-Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its reasonable control, including but not limited to:

     8.1 any Sovereign Event. A "SOVEREIGN EVENT" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Sub-Administrator's control; or

     8.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; or

     8.3 any provision of any order or judgment of any court of competent jurisdiction.


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     8.4 Notwithstanding any other provision of this Agreement, the
Sub-Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Sub-Administrator in the performance of its obligations and duties hereunder, including without limitation any good faith error of judgment, except a damage, loss or expense resulting from (i) the Sub-Administrator's willful malfeasance, bad faith or negligence or violation of law in the performance of such obligations and duties, or (ii) the Sub-Administrator's failure to act in accordance with its standard of care set forth in Section 7 or any material breach by the Sub-Administrator or its representations or warranties hereunder. The parties hereto acknowledge, however, that the Sub-Administrator's causing an error or delay in the determination of net asset value may, but does not necessarily in and of itself, constitute negligence or reckless or willful misconduct. The Sub-Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

     8.5 Without limiting the foregoing, the Sub-Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Sub-Administrator's failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of a Fund or (ii) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if in either case received by the Sub-Administrator either (a) from a source which the Sub-Administrator was authorized to rely upon (including those sources listed on APPENDIX C), (b) from a source which in the Sub-Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Trust or the Adviser which would impact the calculation of net asset value but which is not communicated by the Trust or the Adviser to the Sub-Administrator.

     8.6 In the event of any error or delay in the determination of such net asset value for which the Sub-Administrator may be liable, the Trust and the Sub-Administrator will consult and make good faith efforts to reach agreement on what actions should reasonably be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Sub-Administrator's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives.

     8.7 The Fund hereby agrees to indemnify the Sub-Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, except as may arise from the Sub-Administrator's breach of its standard of care hereunder or as a result of the willful malfeasance, bad faith or negligence of the Sub-Administrator in the performance of such obligations and duties or violation of applicable law.


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

     8.8 Notwithstanding anything else in this Agreement to the contrary, the Sub-Administrator's entire liability to the Fund for any loss or damage arising or resulting from its performance hereunder or for any other cause hereunder whatsoever, and regardless of the form of action, shall be limited to the Fund's actual and direct out-of-pocket expenses and losses which are reasonably incurred by the Fund. In no event and under no circumstances shall the Sub-Administrator, the Administrator or the Fund be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder. It is understood that the Fund is a mutual fund, which specifically includes, among other things, its buying and selling of securities and its offering of shares for purchase and redemption by investors. As such and for avoidance of doubt, the foregoing limitations (and any other similar limitations herein against indirect or consequential damages (or, stated in the opposite, to actual or direct damages)) do not apply to, and shall not relieve the Sub-Administrator or the Administrator of, any liabilities that the Sub-Administrator or the Administrator may otherwise have to the Fund pursuant to the terms of this Agreement resulting from the Fund's "buying in" (or other similar action) with respect to a failed trade or expenses or losses in connection with the recalculation of the Fund's net asset value or in the event of an incorrect calculation of the Fund's net asset value, both of which are examples of direct and actual damages of the Fund and the reprocessing of shareholder transactions.

     8.9 The Fund hereby agrees to indemnify the Sub-Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, except as may arise from the Sub-Administrator's breach of its standard of care hereunder or as a result of the willful malfeasance, bad faith or negligence of the Sub-Administrator in the performance of such obligations and duties or violation of applicable law.

9. RELIANCE BY THE SUB-ADMINISTRATOR ON PROPER INSTRUCTIONS AND OPINIONS OF COUNSEL AND OPINIONS OF CERTIFIED PUBLIC ACCOUNTANTS. The Sub-Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in accurately following Proper Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument reasonably believed by it to be genuine and signed or authorized by the proper party or parties.

     "PROPER INSTRUCTIONS" shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees of the Trust shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Fund.

     Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Proper Instructions if the Sub-Administrator reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

     With respect to telefax transmissions, the Trust hereby acknowledges that
(i) receipt of legible instructions cannot be assured, (ii) the Sub-Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Sub-Administrator shall not be responsible for losses or expenses incurred through actions taken in good faith reliance on such telefax instructions. Subject to the foregoing, the Trust agrees that such telefax instructions shall be conclusive evidence of the Fund's Proper Instruction to the Sub-Administrator to act or to omit to act.

     Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Sub-Administrator in good faith reliance upon such oral instructions. The Trust authorizes the Sub-Administrator to tape record any and all telephonic or other oral instructions given to the Sub-Administrator by or on behalf of the Fund (including any of its officers, Trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Fund to the Sub-Administrator.)


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

     The Sub-Administrator may at its own expense consult with its counsel or the Trust's counsel in any case where so doing appears to the Sub-Administrator to be necessary or desirable. The Sub-Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting reasonably and in good faith and consistent in all respects upon the advice of its counsel (provided that such counsel is of good national or international reputation) or of the Trust's counsel with respect to matters of law.

     The Sub-Administrator may consult with a certified public accountant in any case where so doing appears to the Sub-Administrator to be necessary or desirable. The Sub-Administrator shall not be considered to have engaged in any willful malfeasance or misconduct or to have acted in bad faith or negligently and shall be without liability in acting reasonably and in good faith and consistent in all respects upon the advice of such certified public accountant with respect to generally accepted accounting principles of the United States.

10. TERMINATION OF AGREEMENT. This Agreement shall have an initial term of three
(3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, any party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within thirty (30) days after notice of such breach, in which case termination shall be effective upon written receipt of notice by the non-terminating party, (b) upon thirty (30) days written notice to the other party in the event that any party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or (c) at any time after the initial 3-year term upon sixty
(60) days written notice to the other parties. In the event a termination notice is given by a party hereto, all reasonable expenses associated with the movement of records and materials and the conversion thereof shall be paid by the terminating party in the event of a termination pursuant to clause (c) of the immediately preceding sentence and by the applicable non-terminating party in the event of a termination pursuant to either clause (a) or (b); PROVIDED, HOWEVER, that the Sub-Administrator shall not be liable in any event for the conversion costs of the Trust and that the Trust shall not be liable in any event for the conversion costs of the Custodian, and provided further, that if the Trust terminates this Agreement during the initial three (3) year term for any reason other than pursuant to clauses (a) and (b) of the immediately preceding sentence, the Trust shall be liable to the Sub-Administrator for any net profit that would have resulted to the Sub-Administrator from the fees that otherwise would have been payable to the Sub-Administrator for the balance of the initial three (3) year term. As fund accounting agent, the Sub-Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

     This Section 10 shall survive any termination of this Agreement, whether for cause or not for cause.


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11. AMENDMENT OF THIS AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

     In connection with the operation of this Agreement, the Trust, the Administrator and the Sub-Administrator may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

12. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles.

13. NOTICES. Notices and other writings delivered or mailed postage prepaid to the Trust addressed to the Trust at 1325 Avenue of the Americas, 26th Floor, New York, New York 10019, Attention: Mr. Pat A. Colletti, First Vice President and Treasurer, or to such other address as the Trust may have designated to the Sub-Administrator in writing, or to the Administrator addressed to the Administrator at 1325 Avenue of the Americas, 26th Floor, New York, New York 10019, Attention: Mr. Michael E. Barna or to such other address as the Administrator may have designated to the Sub-Administrator in writing, or to the Sub-Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Sub-Administrator may have designated to the Trust and the Administrator in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

14. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Trust, the Administrator and the Sub-Administrator and their respective successors and permitted assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

16. EXCLUSIVITY. The services furnished by the Sub-Administrator hereunder are not to be deemed exclusive, and the Sub-Administrator shall be free to furnish similar services to others.


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17. AUTHORIZATION. The Trust hereby represents and warrants that the Trust's
Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Trust has signed this Agreement. The Administrator and the Sub-Administrator each hereby represents and warrants that this Agreement has been duly authorized and delivered and that an authorized officer of thereof has signed this Agreement. The Sub-Administrator hereby represents and warrants that it has a business continuity plan that is reasonably designed to ensure the continuity of services by BBH&Co. in adverse circumstances whose purpose and objective is to develop on an on-going basis, document, test and maintain a strategic, comprehensive, and reasonable plan which addresses the requirements of all offices and business units.

18. MASTER AGREEMENT. For convenience purposes, this Agreement is being entered into as a master agreement by and among the Sub-Administrator, the Administrator and the Trust on behalf of each series of the Trust from time to time set forth on APPENDIX A hereto. However, this Agreement shall be interpreted as applying solely to each Fund individually, and no Fund shall be liable for the obligations or any other Fund. The obligations of the Trust and each Fund are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or any Fund, but only the relevant Fund's property shall be bound.

19. The Sub-Administrator and the Trust may from time to time be parties to agreements in addition to this Agreement. The terms of this Agreement shall not be applicable to, or otherwise affect the relationship of the Sub-Administrator and the Trust under, such other agreements unless specifically agreed to therein by the Sub-Administrator and the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.


BROWN BROTHERS HARRIMAN & CO.              BURNHAM INVESTOR TRUST
                                           ON BEHALF OF EACH FUND SET FORTH ON
                                           APPENDIX A


BY:/s/ James R. Kent                       BY: /s/ Michael E. Barna
   -------------------------------------       ---------------------------------
Name: James R. Kent                        Name: Michael E. Barna
Title: Managing Director                   Title: Executive Vice President


BURNHAM ASSET MANAGEMENT CORP.


By: /s/ Michael E. Barna
    ------------------------------------
Name: Michael E. Barna
Title: Executive Vice President


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

                                  APPENDIX A TO

            SUB-ADMINISTRATIVE AND TRUST ACCOUNTING AGENCY AGREEMENT

                             Dated as of May 5, 2005



                                  BURNHAM FUND

                         BURNHAM FINANCIAL SERVICES FUND

                        BURNHAM FINANCIAL INDUSTRIES FUND

                            BURNHAM MONEY MARKET FUND

                    BURNHAM U.S. GOVERNMENT MONEY MARKET FUND


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

                                  APPENDIX B TO

            SUB-ADMINISTRATIVE AND TRUST ACCOUNTING AGENCY AGREEMENT

FINANCIAL ADMINISTRATION SERVICES

TREASURER'S SUPPORT SERVICES:

     -    Provide an Assistant Treasurer to the Trust

     - Accumulate information for and, subject to approval by the Trust's Treasurer, prepare required regulatory reports to the Funds' shareholders of record as set forth in Rule 30d-1 of the 1940 Act as agreed upon in writing from time to time between the Sub-Administrator and the Trust or the Administrator and file such reports with the U.S. Securities and Exchange Commission ("SEC").

          Prepare and file the Rule 24f-2 Notice and Forms N-SAR, N-CSR, N-Q and N-PX with the SEC.

     - Consult with the Trust's Treasurer on financial matters relating to the Trust, including without limitation dividend distributions, expense pro formas, establishing expense accruals and other matters, including payment of expenses, review of accruals and payments, expense ratios, portfolio turnover rate, semi-annual and annual financial statements, assist in the coordination of the annual audit, create and control production calendar SEC filings, as shall from time to time be agreed upon by the parties.

     - Assist the Trust's Treasurer in the preparation of quarterly reporting to the Trust's Board of Trustees as required by applicable rules under the 1940 Act and as agreed between the Sub-Administrator and the Trust or the Administrator from time to time.

     - Report monthly to the Trust's Treasurer on compliance of the Trust's fidelity bond coverage.

     -    Report monthly to Treasurer on the Trust's expense summary

     - Report monthly to Treasurer on comparison of the Trust's actual shares outstanding with its authorized shares.

CERTAIN TAX SERVICES:

     - Assist the Trust's Treasurer with federal, state and applicable local tax preparation and reporting, including the following:

     - preparation of fiscal year end and excise tax distribution calculations;

     - preparation and filing of federal, state and any local income tax returns, including tax return extension requests;

     -    preparation of shareholder year end reporting statements;

     - provide the appropriate amounts and characterization of distributions declared during the calendar year for Forms 1099 reporting;

     - periodically review and determine of distributions to be paid to shareholders;

     - consult with the Trust's Treasurer regarding potential passive foreign investment companies ("PFICs");

     - consult with the Trust's Treasurer on various tax issues as they arise and with the Trust's independent registered public accountants when appropriate;

     -    preparation of the wash sales calculation;

     -    calculation of excise tax;

     -    provide resource for tax research informational requests;

     -    prepare monthly, quarterly and annual income distributions;



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     -    prepare capital gains distributions;

     -    prepare year-end 1099-DIV processing;

     -    preparation and review of federal, state and excise tax returns; and

     -    prepare and record ROCSOP entries.

CORPORATE SECRETARIAL SERVICES

     - Maintain corporate documents and files either prepared by BBH or given to BBH from the Fund or the Administrator

     -    Monitor good standing of the Trust in its state of organization.

     -    Provide Assistant Secretary's service for the Trust.

     - Maintain corporate calendar for regulatory matters and Board approvals.

     - Prepare Board, committee and Shareholder meeting materials, including scripts, agendas, resolutions, memoranda, minutes.

     - Attend Board, committee and Shareholder meetings; take minutes of the meetings; make presentations as required; follow up on matters raised at the meetings.

     - Coordinate and monitor shareholder vote solicitation and tabulation with the Trust's transfer agent.

REGULATORY SERVICES

     - Prepare and submit annual and special filings to the SEC including without limitation updates to Trust registration statements and routine proxy statements.

     - Prepare supplements and stickers to registration statements and file the same with the SEC.

     - Prepare, review and comment on shareholder communications including annual, semi-annual and quarterly reports, president's letters, advertising and sales literature.

     -    Assist in filing advertising and sales literature with the NASD.

     - Assist in the drafting of the Trust's prospectus, SAI updates and supplements.

     - Prepare agendas, resolutions and relevant memoranda for Board meetings.

     - Coordinate the preparation, assembly, and mailing of board books (in hard copy or electronic format) to meeting participants.

     - Attend and record minutes at Board meetings and as requested make presentations at such meetings.

     - Assist in completing fidelity bond and D&O/E&O insurance applications and filing the fidelity bond with the SEC.

     -    Provide periodic updates on recent regulatory events.

     - Assist the fund during SEC audits including provision of documents, board minutes and any other items on the SEC document request letter.

     - Maintain a regulatory compliance calendar listing various board approval and SEC filing dates.


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     -    Prepare N-1A Updates including expense tables, performance figures, shareholder transaction expenses, annual fund operating expenses, expense examples, advisor fees and trustee fees

CONSULTATIVE SERVICES

     - Maintain and communicate awareness of regulatory proposals and changes to Trust management.

     - Assist in developing compliance procedures to address regulatory changes.

     - Act as liaison with internal counsel, Trust counsel, and Trust independent registered public accountants.

COMPLIANCE SERVICES

     - Monitor compliance with the funds' investment objectives, policies and restrictions, [certain] tax matters and applicable laws and regulations under the 1940 Act and IRS diversification rules, broker commission reporting, Prospectus and Statement of Additional Information limitations. Through (a) automated daily compliance testing based on trade date plus one data and (b) monthly comprehensive compliance reporting.

     - Quarterly board reporting. Perform certain periodic compliance tests (to the extent relevant information is available to the Sub-Administrator in the performance of its functions as the funds' net asset value calculation agent).

     -    Assistance with training on compliance issues.

     -    Perform 90% Gross Income Test (tested monthly- annual requirement).

     -    Perform diversification test (tested daily- quarterly requirement).

     -    Provide IRC, SEC and prospectus daily testing and 2a-7 testing.

     -    Perform trade date compliance.

     -    Provide daily, monthly and quarterly reporting.

     -    Communicate warnings and violations to the Trust.

     - Assist the Trust in the annual update of prospectus rules for the compliance module.

PERFORMANCE MEASUREMENT SERVICES

     -    Calculate of total returns,

     -    Calculate after tax total returns.

INVESTMENT ACCOUNTING AND SECURITIES PROCESSING

     -    Verify trade activity from advisor/sub-advisor's.

     -    Maintain ledgers and tax lots far investments securities.

     - Obtain security market quotes in accordance with pricing procedures and calculate the market value of each portfolios investments transmit daily portfolio valuation to the advisor and sub-advisors.

     -    Process corporate action activity.


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     -    Calculate investment income.

     - Provide trade journals, income by security, tax lot information and security pricing history.

     -    Calculate capital gains and losses.

     -    Journalize investment, capital stock, income, and expense activity.

     -    Reconcile fund share and activity to transfer agency records.

     -    Calculate contractual expenses.

     -    Record daily expense accruals.

     -    Calculate net income.

     -    Monitor aged income and reclaim receivable balances.

     -    Compute NAV and daily dividends in accordance with fund procedures.

     - Calculate daily distributions of income and related factors (mil rates).

     - Disseminate NAV and related data to fund transfer agent, NASDAQ and to statistical reporting agencies.

     -    Calculate dollar weighted average maturity.

     -    Provide statistical surveys.

     The Sub-Administrator will provide the Trust with a detailed schedule listing the compliance tests being run by the Sub-Administrator and will promptly notify the Trust of any potential compliance warnings or violations that result from the compliance testing.


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                                  APPENDIX C TO
            SUB-ADMINISTRATIVE AND TRUST ACCOUNTING AGENCY AGREEMENT


   [This exhibit has been omitted and will be supplementally furnished to the
               Securities and Exchange Commission upon request.]

                                  APPENDIX D TO

            SUB-ADMINISTRATIVE AND TRUST ACCOUNTING AGENCY AGREEMENT

FEES AND OUT-OF-POCKET EXPENSES


   [This exhibit has been omitted and will be supplementally furnished to the
               Securities and Exchange Commission upon request.]

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